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Exhibit 99
                                                                PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE SECOND QUARTER OF FISCAL 2017

Red Bank, N.J.  April 28, 2017   The Trustees of North European Oil Royalty
Trust (NYSE-NRT) today announced a quarterly distribution of $0.19 per unit for the second quarter of fiscal 2017, payable on May 31, 2017 to holders of record on May 19, 2017. Natural gas sold during the first calendar quarter of 2017 is the primary source of royalty income on which the May 2017 distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.19 per unit is 20.83%, or $0.05 per unit, lower than the distribution of $0.24 per unit for the second quarter of fiscal 2016. Specific details will be available in the earnings press release scheduled for publication on or about May 12, 2017.

The table below shows an estimate of the amount of royalties anticipated to be received in the third quarter of fiscal 2017 based on the actual amount of royalties that were paid to the Trust for the first calendar quarter of 2017. Amounts in dollars are based on the current exchange rate of 1.09321. Actual royalty income in dollars is valued based on exchange rates on the day funds are transferred.

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Estimated Combined        Combined           Combined             Dollar
    Royalties             Royalties          Royalties         Royalties in
  Anticipated in          In Euros           In Dollars       Cents per Unit
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    May                 Euros 588,674         $643,544           $0.0700
    June                Euros 588,674         $643,544           $0.0700
    July                Euros 588,674         $643,544           $0.0700
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The cumulative 12-month distribution, which includes the May 2017 distribution and the three prior quarterly distributions, is $0.61 per unit. This 12-month cumulative distribution is 38.38% or $0.38 per unit lower than the prior 12-month distribution of $0.99 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact   John R. Van Kirk, Managing Director, telephone:  (732) 741-4008, email: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website:
www.neort.com.